Exhibit 99.1

KONTOOR BRANDS REPORTS FOURTH QUARTER AND FISCAL 2020 RESULTS; PROVIDES OUTLOOK FOR FISCAL 2021

•Q4 Reported EPS of $0.74 increased 48 percent compared to the prior year; Adjusted EPS of $1.23 increased 27 percent compared to the prior year; Fiscal Year 2020 Reported EPS of $1.17; Adjusted EPS of $2.61
•Q4 Reported Revenue of $661 million, increased 1 percent compared to the prior year
•Q4 Reported Gross Margin increased 180 bps to 42.5 percent compared to the prior year; Adjusted Gross Margin increased 230 bps to 43.2 percent compared to the prior year
•Strong cash generation supported discretionary debt repayments totaling $125 million in the fourth quarter
•Based on improving fundamentals, the Company is announcing the early termination of the covenant relief period in its amended credit facility
•Fiscal 2021 Adjusted EPS is expected to be in the range of $3.50 to $3.60
•The Company will host a virtual Investor Day on May 24, 2021

GREENSBORO, N.C. - March 2, 2021 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its fourth quarter and fiscal year ended January 2, 2021.

“We finished 2020 with great momentum, a testament to our teams’ unwavering focus on execution throughout this unprecedented year. We win together, and make no mistake, we are winning in the marketplace by expanding existing leadership positions and extending our reach to new consumers. I want to thank our colleagues around the globe for their perseverance and resolve, helping Kontoor deliver superior returns for all of our stakeholders,” said Scott Baxter, President and Chief Executive Officer, Kontoor Brands.

“Our strong fourth quarter performance is also a result of the strategic measures we’ve taken over the last two years, allowing us to not only navigate near-term challenges, but also position the company for success in 2021 and beyond. Focused investments in brand-enhancing initiatives, technology and talent are setting the stage for an exciting next phase of our journey in which we expect accelerating long-term sustainable growth,” added Baxter.

This release refers to “adjusted” amounts and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. All per share amounts are presented on a diluted basis.

Fourth Quarter 2020 Income Statement Review

Revenue increased to $661 million, a 1 percent increase over the same period in the prior year on a reported basis and flat in constant currency.

Revenue increases were primarily driven by strength in Digital, including own.com and digital wholesale, as well as improved performance across the Wrangler U.S. wholesale business and accelerating trends in International markets. These gains were somewhat offset by COVID-19 impacts on select wholesale distribution. Additionally, the Company made the strategic decision to exit 38 VF Outlet™ stores and discontinue the sale of third-party branded merchandise in all stores, and to transition to a new licensed business model in India. These decisions are consistent with the Company’s ongoing commitment to optimize its distribution strategy, yielding more profitable TSR-accretive growth over time. The impact of these actions was offset by the benefit of sales during the 53rd week in the period.

U.S. revenue was $520 million, increasing 1 percent over the same period in the prior year. The increase was driven by growth in Wrangler wholesale, new business development wins and strength in Digital, with own.com increasing 50 percent and digital wholesale increasing 75 percent. These increases were somewhat offset by impacts of the ongoing headwinds from COVID-19.

International revenue was $141 million, increasing 4 percent over the same period in the prior year on a reported basis, with Wrangler International up 5 percent and Lee International up 3 percent. On a constant currency basis, International revenue was flat compared to the same period in the prior year. The Europe and China businesses experienced continued sequential revenue improvements, with China increasing 11 percent and Europe increasing 7 percent on a reported basis. These increases were somewhat offset by impacts of the ongoing headwinds from COVID-19.

Wrangler brand global revenue increased to $448 million, a 7 percent increase over the same period in the prior year on a reported and constant currency basis. Wrangler U.S. revenue increased 8 percent, driven by increases in Digital and strength in the core U.S. wholesale and Western businesses.

Lee brand global revenue increased to $204 million, a 1 percent increase over the same period in the prior year on a reported basis and flat in constant currency. Lee U.S. revenue was flat in the quarter with strength from improving sell through of new programs and increases in Digital, largely offset by the ongoing impacts of COVID-19 on select distribution and quality-of-sales actions during the quarter.

Other global revenue declined 75 percent compared to the same period in the prior year to $9 million driven by impacts from the strategic actions related to VF Outlet stores, as well as planned reductions in the sale of goods manufactured for third parties and the Rock & Republic® brand.

Gross margin increased 180 basis points compared to the same period in the prior year to 42.5 percent of revenue on a reported basis. On an adjusted basis, gross margin increased 230 basis points to 43.2 percent of revenue. Benefits of channel mix, as well as lower distressed sales and favorability in product costs, were the primary drivers of the increase in adjusted gross margin, more than offsetting headwinds from higher input costs.

Selling, General & Administrative (SG&A) expenses were $218 million on a reported basis. On an adjusted basis, SG&A was $187 million, or 28.3 percent of revenue, up 40 basis points compared to the same period in the prior year. Adjustments were due to costs associated with the global ERP implementation and information technology infrastructure build-out, VF Outlet door closures, and the business model change in India. Tight expense control and restructuring benefits helped offset increases in demand creation spending in support of fourth quarter and 2021 revenue.

Operating income on a reported basis was $63 million, increasing 7 percent compared to the same period in the prior year. On an adjusted basis, operating income was $99 million, increasing 16 percent compared to the same period in the prior year. Adjusted operating margin increased 180 basis points to 14.9 percent of revenue, reflecting the benefits of gross margin improvements and tight expense control.

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) on a reported basis was $72 million. Adjusted EBITDA was $106 million, increasing 14 percent compared to the same period in the prior year. Adjusted EBITDA margin increased 190 basis points to 16.1 percent of revenue.

Earnings per share was $0.74 on a reported basis compared to $0.50 in the prior year. Adjusted earnings per share was $1.23, increasing 27 percent compared to the same period in the prior year.

2020 Income Statement Review

Revenue decreased to $2.10 billion, an 18 percent decline year-over-year on a reported and constant currency basis. Revenue declines were primarily the result of temporary wholesale and owned door closures and stay-at-home orders due to COVID-19. The 53rd week contributed approximately 1 point to full-year revenue.

U.S. revenue was $1.64 billion, a 14 percent decline year-over-year on a reported basis primarily driven by COVID-19 impacts. Full year declines were partially offset by new business development wins and growth in Digital, with U.S. own.com increasing 38 percent and U.S. digital wholesale increasing 59 percent year-over-year.

International revenue was $456 million, down 29 percent year-over-year on a reported and constant currency basis. Declines were driven primarily by COVID-19, partially offset by growth in owned digital, which grew 12 percent on a reported basis.

Wrangler brand global revenue decreased to $1.35 billion, an 11 percent decline year-over-year on a reported and constant currency basis due to COVID-19 impacts. U.S. revenue declined 7 percent, with 2020 second half Wrangler U.S. revenues increasing 5 percent compared to the same period in the prior year. Impacts from COVID-19 were partially offset by strength in the Western business and digital.

Lee brand global revenue decreased to $688 million, a 22 percent decline year-over-year on a reported and constant currency basis. Impacts from COVID-19 primarily drove the full-year decline. U.S. revenue declined 18 percent compared to the prior year. 2020 second half Lee U.S. revenues increased 5 percent compared to the same period in the prior year, reflecting new business development wins and strength in digital.

Other global revenue decreased 59 percent year-over-year to $61 million driven by COVID-19 impacts, the strategic actions related to VF Outlet stores, as well as planned reductions in sales of product manufactured for third parties and Rock & Republic.

Gross margin increased 180 basis points year-over-year to 41.2 percent on a reported basis. On an adjusted basis, gross margin increased 40 basis points to 41.2 percent. Benefits from restructuring, quality-of-sales initiatives, pricing, product costs as well as favorable channel mix were the primary drivers of the increase in adjusted gross margin. These benefits more than offset the impacts associated with downtime in owned manufacturing and provisions for inventory losses due to COVID-19. In 2020, second half adjusted gross margin increased 230 basis points over the same period in 2019, compared with first half declines of 240 basis points over the same period in 2019 due to the aforementioned factors.

Selling, General & Administrative (SG&A) expenses were $740 million on a reported basis. On an adjusted basis, SG&A was $635 million, down $84 million compared with 2019 driven by benefits of restructuring and cost savings initiatives and tight expense control. Adjusted SG&A, as a percentage of revenue, was up 180 basis points year-over-year to 30.3 percent, driven primarily by fixed cost de-leverage due to revenue declines driven by COVID-19. Adjustments were largely due to costs associated with the global ERP implementation and information technology infrastructure build-out, as well as VF Outlet door closures and the business model change in India.

Operating income on a reported basis was $124 million. On an adjusted basis, operating income was $229 million. Operating margin on a reported basis declined to 5.9 percent of revenue. Adjusted operating margin decreased 140 basis points year-over-year to 10.9 percent of revenue.

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) on a reported basis was $156 million. Adjusted EBITDA was $258 million, down 24 percent compared to the prior year. EBITDA margin on a reported basis declined to 7.4 percent of revenue. Adjusted EBITDA margin decreased 120 basis points to 12.3 percent.

Earnings per share was $1.17 on a reported basis. Adjusted earnings per share was $2.61.

January 2, 2021, Balance Sheet and Liquidity Review

The Company ended 2020 with $248 million in cash and equivalents, and approximately $0.9 billion in long-term debt. At the end of the fourth quarter of 2020, the Company achieved its lowest net debt level and strongest liquidity position since becoming a standalone public company in May 2019.

Due to the Company's strong cash generation, during the fourth quarter of 2020, the Company made additional discretionary repayments on its revolver totaling $125 million. As of December 2020, the Company had no outstanding borrowings under the Revolving Credit Facility and $493 million available for borrowing against this facility. The Company was in compliance with the terms of its amended credit facility at the end of the fourth quarter. Based on improving fundamentals, the Company is announcing the early termination of the covenant relief period in its amended credit facility.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.40 per share payable on March 19, 2021, to shareholders of record at the close of business on March 9, 2021.

Inventory at the end of the fourth quarter of 2020 was $341 million, down $117 million or 26 percent compared to the prior-year period.

2021 Fiscal Outlook

While the impacts from the COVID-19 pandemic and macroeconomic factors remain uncertain, the Company is providing its fiscal 2021 guidance, including the following:

•The Company continues to take the necessary, proactive steps to accommodate a prolonged COVID-19 operating environment.

•Revenue is expected to increase in the low-double digit range over 2020 levels, including a mid-single digit impact from the VF Outlet actions and India business model changes.

•Adjusted Gross Margin is expected to increase 150 to 200 basis points above the 41.2 percent achieved in 2020, reflecting continued benefits from ongoing restructuring and quality-of-sales initiatives, as well as higher anticipated growth in more accretive channels such as Digital and International.

•SG&A investments will continue to be made in our brands and capabilities. In addition to incremental volume-related items, SG&A investments are expected to be amplified in demand creation, Digital, and International expansion. These increases will be partially mitigated by ongoing tight expense controls and sustained, structural post-pandemic cost containment initiatives.

•Adjusted EPS is expected to be in the range of $3.50 to $3.60, including the accretive impacts of actions taken with the VF Outlet and India businesses.

•Capital Expenditures are expected to be in the range of $40 million to $50 million, including $25 million to $30 million associated with the implementation of the Company’s new global ERP system.

•An effective tax rate of approximately 22 percent is expected for 2021. Interest expense is expected to be approximately $40 million to $45 million in 2021.

•The Company will host a virtual Investor Day on May 24, 2021.

Webcast Information

Kontoor Brands will host its fourth quarter and fiscal 2020 conference call beginning at 8:30 a.m. Eastern Time today, March 2, 2021. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during 2020 primarily represent costs associated with the Company’s global ERP implementation and information technology infrastructure build-out. Adjustments during 2019 primarily represent restructuring and separation costs, a non-cash impairment charge related to our Rock & Republic trademark during the third quarter of 2019 and other adjustments. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Net Debt - This release refers to “net debt” which represents total long-term debt, including current portion, less cash and equivalents.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies. A reconciliation of non-GAAP forward looking information to the corresponding GAAP measures cannot be provided without unreasonable efforts due to the challenge in quantifying various items including, but not limited to, the effects of foreign currency movements, ERP implementation expenses, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: risks associated with the COVID-19 pandemic, which could continue to result in closed factories and stores, reduced workforces, supply chain interruption, and reduced consumer traffic and purchasing; the level of consumer demand for apparel; intense industry competition; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the ability to accurately forecast demand for products; the Company’s ability to maintain the images of its brands; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; reliance on a small number of large customers; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; operational difficulties and additional expenses related to the Company’s design and implementation of its enterprise resource planning software system; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; ability to properly collect, use, manage and secure consumer and employee data; foreign currency fluctuations; the impact of climate change and related legislative and regulatory responses; legal, regulatory, political and economic risks; changes to trade policy, including tariff and import/export regulations; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; the Company’s ability to maintain effective internal controls; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; disruption and volatility in the global capital and credit markets and its impact on the Company’s ability to obtain short-term or long-term financing on favorable terms; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; the failure to declare future cash dividends; and the Company's spin-off from VF Corporation, including not realizing all of the expected benefits from the spin-off; the representativeness of the historical financial information for the periods prior to the spin-off; the significant costs to the Company to perform certain functions (currently being performed by VF Corporation for the Company on a transitional basis) following the transition period; indemnification obligations related to the spin-off; having limited access to the insurance policies maintained by VF Corporation for events occurring prior to the spin-off; the actual or potential conflicts of interest of the Company’s directors and officers because of their equity ownership in VF Corporation; the tax treatment of the spin-off; and the significant restrictions on the Company’s actions in order to avoid triggering tax-related liabilities. Many of the foregoing risks and uncertainties will continue to be exacerbated by the COVID-19 pandemic and any continued worsening of the global business and economic environment as a result. More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Eric Tracy, (336) 332-5205
Senior Director, Investor Relations
Eric.Tracy@kontoorbrands.com

or

Media:
Vanessa McCutchen, (336) 332-5612
Vice President, Corporate Communications
Vanessa.McCutchen@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated and Combined Statements of Operations
(Unaudited)

	Three Months Ended December		%	Twelve Months Ended December		%
(Dollars in thousands)	2020	2019	Change	2020	2019	Change
Net revenues	$660,865	$652,611	1%	$2,097,839	$2,548,839	(18)%
Costs and operating expenses
Cost of goods sold	380,016	387,082	(2)%	1,234,150	1,544,465	(20)%
Selling, general and administrative expenses	217,920	206,982	5%	739,855	803,448	(8)%
Non-cash impairment of intangible asset	—	—	*	—	32,636	*
Total costs and operating expenses	597,936	594,064	1%	1,974,005	2,380,549	(17)%
Operating income	62,929	58,547	7%	123,834	168,290	(26)%
Interest income from former parent, net	—	—	*	—	3,762	*
Interest expense	(12,684)	(13,911)	(9)%	(49,992)	(35,787)	40%
Interest income	353	388	(9)%	1,608	3,931	(59)%
Other expense, net	(804)	(1,205)	(33)%	(2,514)	(5,002)	(50)%
Income before income taxes	49,794	43,819	14%	72,936	135,194	(46)%
Income taxes	6,682	15,066	(56)%	5,013	38,540	(87)%
Net income	$43,112	$28,753	50%	$67,923	$96,654	(30)%
Earnings per common share
Basic	$0.75	$0.51		$1.19	$1.71
Diluted	$0.74	$0.50		$1.17	$1.69
Weighted average shares outstanding
Basic	57,151	56,760		56,994	56,688
Diluted	58,413	57,867		57,858	57,209
* Calculation not meaningful.
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended December 2020 and December 2019 relate to the 14-week and 53-week fiscal period ended January 2, 2021 and the 13-week and 52-week fiscal period ended December 28, 2019, respectively. References to December 2020 and December 2019 relate to the balance sheets as of January 2, 2021 and December 28, 2019, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed and Consolidated Balance Sheets
(Unaudited)

(In thousands)	December 2020	December 2019
ASSETS
Current assets
Cash and equivalents	$248,138	$106,808
Accounts receivable, net	231,397	228,459
Inventories	340,732	458,101
Prepaid expenses and other current assets	81,413	84,235
Total current assets	901,680	877,603
Property, plant and equipment, net	118,897	132,192
Operating lease assets	60,443	86,582
Intangible assets, net	15,991	17,293
Goodwill	213,392	212,836
Deferred income taxes	85,221	79,551
Other assets	150,192	111,099
TOTAL ASSETS	$1,545,816	$1,517,156
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$1,114	$1,070
Current portion of long-term debt	25,000	—
Accounts payable	167,240	147,347
Accrued liabilities	192,952	194,744
Operating lease liabilities, current	27,329	35,389
Total current liabilities	413,635	378,550
Operating lease liabilities, noncurrent	39,806	54,746
Deferred income taxes	4,436	2,459
Other liabilities	115,341	98,875
Long-term debt	887,957	913,269
Commitments and contingencies
Total liabilities	1,461,175	1,447,899
Total equity	84,641	69,257
TOTAL LIABILITIES AND EQUITY	$1,545,816	$1,517,156

KONTOOR BRANDS, INC.
Condensed Consolidated and Combined Statements of Cash Flows
(Unaudited)

	Twelve Months Ended December
(In thousands)	2020	2019
OPERATING ACTIVITIES
Net income	$67,923	$96,654
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	34,491	30,760
Stock-based compensation	15,948	23,844
Non-cash impairment of intangible asset	—	32,636
Due from former parent	—	548,301
Due to former parent	—	(16,065)
Other	123,608	61,658
Cash provided by operating activities	241,970	777,788
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(18,182)	(22,679)
Capitalized computer software	(44,207)	(14,807)
Collection of notes receivable from former parent	—	517,940
Proceeds from sales of assets	18,155	4,955
Other	(4,833)	(1,462)
Cash (used) provided by investing activities	(49,067)	483,947
FINANCING ACTIVITIES
Borrowings under revolving credit facility	512,500	65,000
Repayments under revolving credit facility	(512,500)	(65,000)
Proceeds from issuance of term loans	—	1,050,000
Payment of deferred financing costs	(4,346)	(12,993)
Repayments of term loans	—	(127,000)
Repayment of notes payable to former parent	—	(269,112)
Net transfers to former parent	—	(1,814,682)
Dividends paid	(54,768)	(63,555)
Proceeds from issuance of Common Stock, net of shares withheld for taxes	1,389	1,035
Other	38	(15,787)
Cash used by financing activities	(57,687)	(1,252,094)
Effect of foreign currency rate changes on cash and cash equivalents	6,114	391
Net change in cash and cash equivalents	141,330	10,032
Cash and cash equivalents – beginning of period	106,808	96,776
Cash and cash equivalents – end of period	$248,138	$106,808

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended December		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2020	2019
Segment revenues:
Wrangler	$447,744	$416,978	7%	7%
Lee	204,458	201,616	1%	—%
Total reportable segment revenues	652,202	618,594	5%	5%
Other revenues (b)	8,663	34,017	(75)%	(74)%
Total net revenues	$660,865	$652,611	1%	—%
Segment profit:
Wrangler	$105,183	$73,293	44%	43%
Lee	14,388	6,678	115%	111%
Total reportable segment profit	$119,571	$79,971	50%	49%
Corporate and other expenses	(52,148)	(25,885)	101%	101%
Interest expense	(12,684)	(13,911)	(9)%	(9)%
Interest income	353	388	(9)%	(10)%
(Loss) profit related to other revenues (b)	(5,298)	3,256	*	*
Income before income taxes	$49,794	$43,819	14%	13%

	Twelve Months Ended December		% Change	% Change Constant Currency (a)
	2020	2019
Segment revenues:
Wrangler	$1,349,414	$1,518,112	(11)%	(11)%
Lee	687,620	882,276	(22)%	(22)%
Total reportable segment revenues	2,037,034	2,400,388	(15)%	(15)%
Other revenues (b)	60,805	148,451	(59)%	(59)%
Total net revenues	$2,097,839	$2,548,839	(18)%	(18)%
Segment profit:
Wrangler	$244,892	$215,008	14%	14%
Lee	37,912	68,214	(44)%	(46)%
Total reportable segment profit	$282,804	$283,222	0%	(1)%
Non-cash impairment of intangible asset (c)	—	(32,636)	*	*
Corporate and other expenses	(143,065)	(90,117)	59%	59%
Interest income from former parent, net	—	3,762	*	*
Interest expense	(49,992)	(35,787)	40%	40%
Interest income	1,608	3,931	(59)%	(59)%
(Loss) profit related to other revenues (b)	(18,419)	2,819	*	*
Income before income taxes	$72,936	$135,194	(46)%	(47)%
(a) Refer to constant currency definition on the following pages.
(b) We report an "Other" category in order to reconcile segment revenues and segment profit to the Company's operating results, but the Other category is not considered a reportable segment based on evaluation of aggregation criteria. Other includes sales of third-party branded merchandise at VF Outlet™ stores, sales and licensing of Rock & Republic® branded apparel, and sales of products manufactured for third-parties. In 2020, we made the strategic decision to exit certain VF Outlet™ stores and discontinue selling third-party branded merchandise in all stores. Sales of Wrangler® and Lee® branded products at VF Outlet™ stores are not included in Other and are reported in their respective segments. Prior to 2020, the Other category also included transactions with VF for pre-Separation activities, none of which continued in 2020. These transactions included sales of VF-branded products at VF Outlet™ stores, as well as sales to VF for products manufactured in our plants, use of our transportation fleet and fulfillment of a transition services agreement related to VF’s sale of its Nautica® brand business in mid-2018.
(c) Represents an impairment charge recorded during the third quarter of 2019 related to the Rock & Republic® trademark.
* Calculation not meaningful.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended December 2020
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$447,744	$(1,896)	$445,848
Lee	204,458	(3,331)	201,127
Total reportable segment revenues	652,202	(5,227)	646,975
Other revenues	8,663	24	8,687
Total net revenues	$660,865	$(5,203)	$655,662
Segment profit:
Wrangler	$105,183	$(135)	$105,048
Lee	14,388	(314)	14,074
Total reportable segment profit	$119,571	$(449)	$119,122
Corporate and other expenses	(52,148)	20	(52,128)
Interest expense	(12,684)	2	(12,682)
Interest income	353	(3)	350
Loss related to other revenues	(5,298)	2	(5,296)
Income before income taxes	$49,794	$(428)	$49,366

	Twelve Months Ended December 2020
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$1,349,414	$(747)	$1,348,667
Lee	687,620	(727)	686,893
Total reportable segment revenues	2,037,034	(1,474)	2,035,560
Other revenues	60,805	59	60,864
Total net revenues	$2,097,839	$(1,415)	$2,096,424
Segment profit:
Wrangler	$244,892	$(552)	$244,340
Lee	37,912	(1,171)	36,741
Total reportable segment profit	$282,804	$(1,723)	$281,081
Corporate and other expenses	(143,065)	(34)	(143,099)
Interest expense	(49,992)	17	(49,975)
Interest income	1,608	15	1,623
Loss related to other revenues	(18,419)	18	(18,401)
Income before income taxes	$72,936	$(1,707)	$71,229

Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended December
(In thousands, except for per share amounts)	2020	2019

Net revenues - as reported under GAAP	$660,865	$652,611

Cost of goods sold - as reported under GAAP	$380,016	$387,082
Restructuring & separation costs (a)	(4,888)	(1,670)
Adjusted cost of goods sold	$375,128	$385,412

Selling, general and administrative expenses - as reported under GAAP	$217,920	$206,982
Restructuring & separation costs (a)	(30,953)	(12,734)
Other adjustments (b)	—	(12,301)
Adjusted selling, general and administrative expenses	$186,967	$181,947

Other expense, net - as reported under GAAP	$(804)	$(1,205)
Other adjustments (b)	496	1,201
Adjusted other expense, net	$(308)	$(4)

Diluted earnings per share - as reported under GAAP	$0.74	$0.50
Restructuring & separation costs (a)	0.50	0.19
Other adjustments (b)	—	0.28
Adjusted diluted earnings per share	$1.23	$0.97

Net income - as reported under GAAP	$43,112	$28,753
Income taxes	6,682	15,066
Interest expense	12,684	13,911
Interest income	(353)	(388)
EBIT	$62,125	$57,342

Depreciation and amortization - as reported under GAAP	$10,107	$7,740
Restructuring & separation costs (a)	(2,162)	—
Adjusted depreciation and amortization	$7,945	$7,740

EBITDA	$72,232	$65,082
Restructuring & separation costs (a)	33,679	14,404
Other adjustments (b)	496	13,502
Adjusted EBITDA	$106,407	$92,988

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the following pages. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Year-to-Date (Non-GAAP)
(Unaudited)

	Twelve Months Ended December
(In thousands, except for per share amounts)	2020	2019

Net revenues - as reported under GAAP	$2,097,839	$2,548,839
Business model changes (b)	—	(25,805)
Adjusted net revenues	$2,097,839	$2,523,034

Cost of goods sold - as reported under GAAP	$1,234,150	$1,544,465
Restructuring & separation costs (a)	(467)	(24,191)
Business model changes (b)	—	(24,194)
Other adjustments (c)	—	(1,804)
Adjusted cost of goods sold	$1,233,683	$1,494,276

Selling, general and administrative expenses - as reported under GAAP	$739,855	$803,448
Restructuring & separation costs (a)	(105,088)	(58,912)
Business model changes (b)	—	(6,134)
Other adjustments (c)	—	(19,541)
Adjusted selling, general and administrative expenses	$634,767	$718,861

Other expense, net - as reported under GAAP	$(2,514)	$(5,002)
Business model changes (b)	—	(143)
Other adjustments (c)	2,044	5,276
Adjusted other expense, net	$(470)	$131

Diluted earnings per share - as reported under GAAP	$1.17	$1.69
Restructuring & separation costs (a)	1.44	1.21
Business model changes (b)	—	0.08
Non-cash impairment of intangible asset (d)	—	0.44
Other adjustments (c)	—	0.41
Adjusted diluted earnings per share	$2.61	$3.84

Net income - as reported under GAAP	$67,923	$96,654
Income taxes	5,013	38,540
Interest income from former parent, net	—	(3,762)
Interest expense	49,992	35,787
Interest income	(1,608)	(3,931)
EBIT	$121,320	$163,288

Depreciation and amortization - as reported under GAAP	$34,491	$30,760
Restructuring & separation costs (a)	(5,180)	—
Adjusted depreciation and amortization	$29,311	$30,760

EBITDA	$155,811	$194,048
Restructuring & separation costs (a)	100,375	83,103
Business model changes (b)	—	4,380
Non-cash impairment of intangible asset (d)	—	32,636
Other adjustments (c)	2,044	26,621
Adjusted EBITDA	$258,230	$340,788

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the following pages. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Notes (Non-GAAP)
(Unaudited)

Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) During 2020, restructuring and separation costs primarily related to the Company's global ERP system and information technology infrastructure build-out as well as strategic actions taken by the Company, including charges resulting from the Company's decision to exit certain VF OutletTM stores, transition the India business to a licensed model and respond to COVID-19. These costs were partially offset by the benefit of a $6.6 million gain on the sale of manufacturing assets during the third quarter of 2020. During 2019, restructuring and separation costs primarily related to the spin-off from VF Corporation and establishment of Kontoor as a standalone public company, including the implementation of the Company's global ERP system and information technology infrastructure build-out. These restructuring and separation costs resulted in a corresponding tax impact of $6.8 million and $(3.4) million for the three months ended December 2020 and December 2019, respectively, and $22.2 million and $13.8 million for the twelve months ended December 2020 and December 2019, respectively.
(b) Business model changes primarily related to the transition of our former Central and South America region to a licensed model and the discontinuation of manufacturing for VF Corporation. These business model changes resulted in an insignificant corresponding tax impact for the twelve months ended December 2019.
(c) Other adjustments have been made for the three and twelve months ended December 2020 and December 2019 to remove the funding fees related to the accounts receivable sale arrangement, as they are treated as interest expense in the calculation of adjusted EBITDA for debt compliance purposes.
During 2019, other adjustments were made to revise historical corporate allocations, primarily attributable to the carve-out basis of accounting, so that adjusted EBITDA reflects the anticipated cost structure of a separate public company. Other adjustments also included the impact of actions taken to exit certain points of distribution in India during 2019. These other adjustments resulted in a corresponding tax impact of $(2.1) million for the three months ended December 2019 and $(0.3) million for the twelve months ended December 2019.
Additionally, the three and twelve months ended December 2019 included $(1.9) million of tax impact related to adjustments to tax balances transferred from former parent at the Separation.
(d) Non-cash impairment of intangible asset related to a write-down of the Rock & Republic® trademark intangible asset to reflect fair value during the third quarter of 2019. The $32.6 million impairment charge resulted in a tax impact of $(7.4) million for 2019.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended December
	2020		2019
(Dollars in thousands)	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$660,865	$660,865	$652,611	$652,611

Gross profit	$280,849	$285,737	$265,529	$267,199
As a percentage of total net revenues	42.5%	43.2%	40.7%	40.9%

Selling, general and administrative expenses	$217,920	$186,967	$206,982	$181,947
As a percentage of total net revenues	33.0%	28.3%	31.7%	27.9%

Operating income	$62,929	$98,770	$58,547	$85,252
As a percentage of total net revenues	9.5%	14.9%	9.0%	13.1%
Earnings per common share - diluted	$0.74	$1.23	$0.50	$0.97

EBIT	$62,125	$98,462	$57,342	$85,248

EBITDA	$72,232	$106,407	$65,082	$92,988
As a percentage of total net revenues	10.9%	16.1%	10.0%	14.2%

	Twelve Months Ended December
	2020		2019
(Dollars in thousands)	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$2,097,839	$2,097,839	$2,548,839	$2,523,034

Gross profit	$863,689	$864,156	$1,004,374	$1,028,758
As a percentage of total net revenues	41.2%	41.2%	39.4%	40.8%

Selling, general and administrative expenses	$739,855	$634,767	$803,448	$718,861
As a percentage of total net revenues	35.3%	30.3%	31.5%	28.5%

Non-cash impairment of intangible asset	$—	$—	$32,636	$—

Operating income	$123,834	$229,389	$168,290	$309,897
As a percentage of total net revenues	5.9%	10.9%	6.6%	12.3%
Earnings per common share - diluted	$1.17	$2.61	$1.69	$3.84

EBIT	$121,320	$228,919	$163,288	$310,028

EBITDA	$155,811	$258,230	$194,048	$340,788
As a percentage of total net revenues	7.4%	12.3%	7.6%	13.5%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the previous pages.
Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended December 2020
	Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$362,044	$87,818	$1,421	$451,283
Non-U.S. Wholesale	47,826	57,080	596	105,502
Branded Direct-to-Consumer	37,874	59,560	11	97,445
Other	—	—	6,635	6,635
Total	$447,744	$204,458	$8,663	$660,865

Geographic revenues
U.S.	$396,398	$115,312	$8,067	$519,777
International	51,346	89,146	596	141,088
Total	$447,744	$204,458	$8,663	$660,865

	Twelve Months Ended December 2020
	Net Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$1,101,148	$319,347	$10,244	$1,430,739
Non-U.S. Wholesale	147,738	214,493	2,024	364,255
Branded Direct-to-Consumer	100,528	153,780	22	254,330
Other	—	—	48,515	48,515
Total	$1,349,414	$687,620	$60,805	$2,097,839

Geographic revenues
U.S.	$1,189,060	$394,311	$58,781	$1,642,152
International	160,354	293,309	2,024	455,687
Total	$1,349,414	$687,620	$60,805	$2,097,839

	Three Months Ended December 2019
	Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$338,821	$88,340	$4,732	$431,893
Non-U.S. Wholesale	44,158	57,755	612	102,525
Branded Direct-to-Consumer	33,999	55,521	4	89,524
Other	—	—	28,669	28,669
Total	$416,978	$201,616	$34,017	$652,611

Geographic revenues
U.S.	$367,909	$115,435	$33,326	$516,670
International	49,069	86,181	691	135,941
Total	$416,978	$201,616	$34,017	$652,611

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Twelve Months Ended December 2019
	Net Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$1,198,303	$391,887	$22,137	$1,612,327
Non-U.S. Wholesale	213,905	314,882	1,585	530,372
Branded Direct-to-Consumer	105,904	175,507	27	281,438
Other	—	—	124,702	124,702
Total	$1,518,112	$882,276	$148,451	$2,548,839

Geographic revenues
U.S.	$1,282,428	$481,050	$146,469	$1,909,947
International	235,684	401,226	1,982	638,892
Total	$1,518,112	$882,276	$148,451	$2,548,839

	Adjustments for Business Model Changes (a)

	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$—	$—	$—	$—
Non-U.S. Wholesale	(5,408)	(1,390)	—	(6,798)
Branded Direct-to-Consumer	(4,152)	(793)	—	(4,945)
Other	—	—	(14,062)	(14,062)
Total	$(9,560)	$(2,183)	$(14,062)	$(25,805)

Geographic revenues
U.S.	$—	$—	$(14,062)	$(14,062)
International	(9,560)	(2,183)	—	(11,743)
Total	$(9,560)	$(2,183)	$(14,062)	$(25,805)

	Adjusted Net Revenues

	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$1,198,303	$391,887	$22,137	$1,612,327
Non-U.S. Wholesale	208,497	313,492	1,585	523,574
Branded Direct-To-Consumer	101,752	174,714	27	276,493
Other	—	—	110,640	110,640
Total	$1,508,552	$880,093	$134,389	$2,523,034

Geographic revenues
U.S.	$1,282,428	$481,050	$132,407	$1,895,885
International	226,124	399,043	1,982	627,149
Total	$1,508,552	$880,093	$134,389	$2,523,034

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures.

Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) Business model changes for the twelve months ended December 2019 primarily related to the transition of our former Central and South America region to a licensed model and the discontinuation of manufacturing for VF Corporation.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Additional Information about Liquidity (Non-GAAP)
(Unaudited)

(In millions)	September 2019	December 2019	March 2020	June 2020	September 2020	December 2020
Outstanding Borrowings under the Credit Facilities: (1)
Revolving Credit Facility	$—	$—	$475	$225	$125	$—
Term Loan A (2)	695	695	695	693	694	694
Term Loan B (2)	293	218	218	218	218	219
Total long-term debt, including current portion	$988	$913	$1,388	$1,136	$1,037	$913
Less: cash and equivalents	41	107	479	256	285	248
Net debt at quarter-end (3)	$947	$806	$909	$880	$752	$665

Available borrowing capacity under the Revolving Credit Facility (4)	$499	$499	$24	$273	$368	$493
Cash and equivalents	41	107	479	256	285	248
Available liquidity at quarter-end (5)	$540	$606	$503	$529	$653	$741

Non-GAAP Financial Information: The Company's primary sources of liquidity are cash generated from global operations and cash available under our Revolving Credit Facility. Management reviews net debt and available liquidity at quarter-end, as defined below, in its budgeting and review process. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.
(1) On May 17, 2019, the Company entered into a $1.55 billion senior secured credit facility (the "Credit Agreement") under which it incurred $1.05 billion of indebtedness. At inception, this facility consisted of a five-year $750.0 million term loan A facility (“Term Loan A”), a seven-year $300.0 million term loan B facility (“Term Loan B”) and a five-year $500.0 million revolving credit facility (the “Revolving Credit Facility”) (collectively, the “Credit Facilities”) with the lenders and agents party thereto. The Company entered into an amendment to the Credit Agreement on May 5, 2020 (the "Amendment") that established a temporary relief period for certain provisions regarding certain financial covenants, including the addition of a minimum liquidity floor as defined in the Amendment, which differs from the liquidity calculation presented in the table above.
(2) As of December 2020, Term Loan A and Term Loan B had remaining outstanding principal balances of $700.0 million and $223.0 million, respectively, and are recorded net of unamortized original issue discount and deferred financing costs.
(3) Net debt at quarter-end is calculated as total long-term debt, including current portion, outstanding under the Credit Facilities less the Company's cash and equivalents balance.
(4) Available borrowing capacity under the Revolving Credit Facility is calculated as the total borrowing limit under the Revolving Credit Facility less outstanding borrowings and standby letters of credit issued on behalf of the Company under the facility.
(5) Available liquidity at quarter-end is defined as the sum of the Company's available borrowing capacity under the Revolving Credit Facility plus the Company's cash and equivalents balance.